Exhibit 5.1

April 21, 2017

China Jo-Jo Drugstores, Inc.

1st Floor, Yuzheng Plaza, No.76, Yuhuangshan Road

Hangzhou, Zhejiang Province

People’s Republic of China, 310002

Re:	Registration Statement on Form S-8 of up to 5,371,468 shares of Common Stock of China Jo-Jo Drugstores, Inc.

Ladies and Gentlemen:

We are acting as counsel to China Jo-Jo Drugstores, Inc., a Nevada corporation (the “Company”), in connection with a Registration Statement on Form S-8 (the “Registration Statement”) pursuant to the Securities Act of 1933, as amended (the “Securities Act”), on or about the date hereof relating to the registration of 5,371,468 additional shares (the “Additional 2010 Plan Shares”) of common stock, $0.001 par value per share (the “Common Stock”), of the Company issuable pursuant to the Company’s 2010 Equity Incentive Plan, dated as of September 21, 2010, as amended and approved at the Company’s annual shareholders meetings on March 23, 2016, and March 29, 2017 (the “2010 Plan”).

In connection therewith and for the purposes of giving the opinion hereinafter set forth, we have examined the originals, or photostatic or certified copies, of such records of the Company, such certificates of officers of the Company and of public officials and such other documents, and such questions of law, as we have considered necessary or appropriate for the purposes of this opinion. In our examination, we have assumed the genuineness of all signatures, the legal capacity and competency of all natural persons, the authenticity of all documents submitted to us as originals and the conformity to original documents of all documents submitted to us as copies. As to matters of fact material to the opinion set forth below, we have relied, without independent verification, on the certificates of officers of the Company.

For purposes of the opinion set forth below, we have assumed that a sufficient number of authorized but unissued shares of the Company’s Common Stock will be available for issuance when the Additional 2010 Plan Shares are issued.

Upon the basis of such examination, and in reliance thereon, and subject to the assumptions stated, we are of the opinion that the Additional 2010 Plan Shares have been duly authorized by all necessary corporate action, and, when issued and delivered in accordance with the 2010 Plan, the Additional 2010 Plan Shares will be validly issued, fully paid and non-assessable.

We hereby consent to the filing of this opinion with the Securities and Exchange Commission as an exhibit to the Registration Statement. In giving this consent, we do not thereby admit that we are included in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Securities and Exchange Commission.

April 21, 2017

We render no opinion herein as to matters involving the laws of any jurisdiction other than the laws of the State of Nevada applicable to private corporations (Title 7, Chapter 78 of the Nevada Revised Statutes) (“Nevada Corporate Law”) and the federal laws of the United States of America as of the date hereof. We are not admitted to practice in the State of Nevada; however, we are generally familiar with Nevada Corporate Law as currently in effect and have made such inquiries as we consider necessary to render the opinions above. This opinion is limited to the effect of the current state of Nevada Corporate Law and the facts as they currently exist. We assume no obligation to revise or supplement this opinion in the event of future changes in such law or the interpretations thereof or such facts.

This opinion letter is rendered as of the date first written above, and we assume no obligation to update or supplement such opinion to reflect any facts or circumstances that may hereafter come to our attention or any changes in law that may hereafter occur. Our opinion is expressly limited to the matters set forth above, and we render no opinion, whether by implication or otherwise, as to any other matters relating to the Company, the 2010 Plan, or the Additional 2010 Plan Shares.

Very truly yours,

/s/ Pryor Cashman LLP